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Exhibit 21.1

SUBSIDIARIES OF XPONENTIAL, INC.

Subsidiary Name	State of Incorporation	Percentage Owned By Registrant
PawnMart, Inc.	Nevada	100%
Xponential Advisors, Inc.	Nevada	100%

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SUBSIDIARIES OF XPONENTIAL, INC.